Audible Inc. (OTC BB: ADBL) News Release - 23-DEC-2003

AUDIBLE, INC. ANNOUNCES CONVERSION OF SERIES C CONVERTIBLE PREFERRED STOCK TO COMMON STOCK
Mandatory Conversion Triggered by Stock Price

WAYNE, NJ, December 23, 2003- Audible, Inc. (OTC BB: ADBL), the leading provider of digitally delivered spoken word audio announced today the mandatory conversion of its Series C Convertible Preferred Stock in accordance with terms based on the price and trading volume of the company's common stock over the last 60 days. The Company believes that common stockholders will reap benefits from this conversion as it results in the forfeiture of dividends, liquidation preferences, and other preferential rights which were associated with the Series C Convertible Preferred Stock. "The significant strengthening of our balance sheet and cash position afforded by our transaction with Bertelsmann and Apax Partners last August - alongside our consistent operational performance in 2003 - has clearly unlocked value for Audible investors," said Donald Katz, chairman & CEO of Audible, Inc. "This conversion of preferred shares is another beneficial event for all of our shareholders - and it is an indication of a good investment made by two important partners."

"The conversion of our shares of Series C Convertible Preferred Stock testifies to investors' appreciation of Audible's recent performance and its tremendous potential going forward," said Oren Zeev, Audible board member and Partner at Apax Partners. "We are very happy to join Microsoft, Amazon, and many others as proud holders of Audible's common stock."

"Audible's clear leadership position in the emergent category of digital media distribution led to our first partnership agreement and investment in 2000, and to our subsequent purchase of Series C Convertible Preferred Stock in August of 2003," said Richard Sarnoff, President of Random House Ventures, a division of Bertelsmann AG. "We welcome the mandatory conversion of these preferred shares to common stock as investors and as strategic partners."

About Audible, Inc.:

Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has more than 34,000 hours of audio programs and more than 135 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store's pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Gateway, Inc., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Roxio, Inc., Sony Electronics, Texas Instruments Inc., and VoiceAge Corp.

Audible, www.audible.com, Audible Otis, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.

Contact:

Audible, Inc.
Jonathan Korzen, 973/837-2718
jkorzen@audible.com